UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 21, 2011

GSI GROUP INC.

(Exact name of registrant as specified in its charter)

New Brunswick, Canada	001-35083	98-0110412
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

125 Middlesex Turnpike Bedford, Massachusetts		01730
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (781) 266-5700

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 21, 2011, at the request of GSI Group Inc. (the “Company”), Anthony J. Bellantuoni agreed to resign from his position as Vice President, Corporate Resources of the Company effective on July 1, 2011 (the “Effective Date”).

In connection with the resignation, the Company entered into a letter agreement with Mr. Bellantuoni. Subject to his execution and non-revocation of a general release of claims, Mr. Bellantuoni is entitled to receive the following payments and benefits: (i) continued payment of his base salary for one year; (ii) cash payment of $40,000, payable at the same time Mr. Bellantuoni would have been entitled to receive a bonus in respect of the first half of 2011 had he remained employed by the Company (expected to be in August 2011, but in no event later than March 15, 2012); (iii) outplacement services for a period of up to six months up to a maximum of $10,000; and (iv) continued group medical coverage, at the Company’s sole expense, during the period beginning on the Effective Date and ending on the earlier of the first anniversary of the Effective Date and the date on which Mr. Bellantuoni first becomes eligible for medical coverage from a new employer or service recipient. In addition, 7,500 restricted stock units awarded to Mr. Bellantuoni on March 31, 2011 will become vested on the thirtieth day following the Effective Date, subject to his execution and non-revocation of a general release of claims. The letter agreement also contains customary non-disparagement provisions, and a claw-back provision in the event of Mr. Bellantuoni’s violation of the non-disparagement provisions or any other restrictive covenants in any written agreement by and between the Company and Mr. Bellantuoni.

This description is qualified in its entirety by reference to the full text of the letter agreement, a copy of which is filed as Exhibit 10.1 to this report.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits:

10.1	Letter Agreement, between the Company and Anthony J. Bellantuoni, dated June 21, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GSI Group Inc.
(Registrant)

Date: June 22, 2011	By:	/s/ Robert Buckley
Robert Buckley
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Letter Agreement, between the Company and Anthony J. Bellantuoni, dated June 21, 2011.

4